Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
of Summit Materials, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-202669 and No. 333-210036) on Form S-8  and registration statements (No. 333-210730 and 333-215437) on Form S-3 of Summit Materials, Inc. of our:
Reports dated February 6, 2019, with respect to the consolidated balance sheets of Summit Materials, Inc. and subsidiaries as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and stockholders’ equity and for each of the fiscal years ended December 29, 2018, December 30, 2017, and December 31, 2016 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting of Summit Materials, Inc. and subsidiaries as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10-K of Summit Materials, Inc.
Report dated February 6, 2019, with respect to the consolidated balance sheets of Summit Materials, LLC and subsidiaries as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and members’ interest for each of the fiscal years ended December 29, 2018, December 30, 2017 and December 31, 2016 and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 29, 2018 annual report on Form 10-K of Summit Materials, Inc.

/s/ KPMG LLP
Denver, Colorado
February 6, 2019